Exhibit 99


                           FARMERS & MERCHANTS BANCORP
                   REPORTS RECORD THIRD QUARTER 2004 EARNINGS


DATELINE: Lodi, Calif., November 5, 2004 . . . Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter and the nine month period ending September 30, 2004. The results represented the 27th consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported record net income of $4,224,000 for the quarter ending September 30, 2004. Earnings per share of common stock outstanding for the third quarter were $5.31, up 9.7% from the third quarter of the prior year. In addition, loans outstanding grew 8.9%, total core deposits, excluding time deposits, increased 16.0%, and total average assets were $1,185,000,000 up 7.2% over the third quarter of 2003. Return on average assets for the quarter was 1.43%, and return on average equity was 14.97%, an improvement of 71 basis points over the third quarter of the prior year. The Company continues to maintain a high quality loan portfolio with non-performing assets as of September 30, 2004 totaling 0.1% of loans. In addition, the Company's loan loss reserve remains strong at $18,169,000 or 2.2% of total gross loans.

For the nine month period ending September 30, 2004, net income reached a record $12,230,000, and earnings per share of common stock were $15.33, up 12.7% over the same period in the prior year. Return on average assets for the nine month period was 1.40%, and return on average equity was 14.55%, an improvement of 92 basis points over the prior year.

Steinwert further commented, "We continue to be pleased with the growth in our banking activities which is a reflection of both the economic strength of the markets in which we compete and the quality of our staff in serving our customers' needs. Additionally, our balance sheet continues to be well positioned to take advantage of further increases in market interest rates. As we have indicated previously, improvement in the Bank's net interest margin as a result of increases in interest rates should have a positive impact on future quarters' earnings."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.